EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 2-73997, No. 333-41343, No. 333-197598, and No. 333-281039) on Form S-8 of SEI Investments Company of our reports dated February 23, 2026, with respect to the consolidated financial statements of SEI Investments Company and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 23, 2026